LETTER AGREEMENT

Russell Investment Management, LLC

1301 Second Avenue, 18th Floor

Seattle, WA 98101

Re: Advisory Agreement

This Letter Agreement relates to the Advisory Agreement between Russell Investment Company (“RIC”) and Russell Investment Management, LLC (“RIM”) dated June 1, 2016, as amended (the “Agreement”). RIC advises you that it is creating a new fund to be named the Multifactor Bond Fund (the “New Fund”). RIC desires RIM to provide advisory services to the New Fund pursuant to the terms and conditions of the Agreement. Exhibit A of the Agreement is hereby amended to include the New Fund, with an annual advisory fee of 15 basis points of average daily net assets, payable as set forth in Section 4 of the Agreement.

Please indicate your acceptance of the amendment to the Agreement by executing this Letter Agreement and returning it to the undersigned.

Sincerely,

RUSSELL INVESTMENT COMPANY

By:
Mark E. Swanson
Treasurer, Chief Accounting Officer and Chief Financial Officer

Accepted this          day of             , 2017.

RUSSELL INVESTMENT

MANAGEMENT, LLC

By:
Jeffrey T. Hussey, President